UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2006

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2006, Radian Asset Assurance Inc., Radian’s principal financial guaranty subsidiary, entered into a new change of control agreement with Stephen Cooke, President of Radian Asset Assurance.

The new change of control agreement supersedes and effectively amends the terms of the existing change of control agreement between Radian Asset Assurance and Mr. Cooke, among other things, to:

•	modify the definition of “change of control” to include a change in the beneficial ownership of more than 50% of the outstanding voting shares of Radian Asset Assurance;

•	provide Radian Asset Assurance with an opportunity to cure, within 30 days, certain qualifying events that serve as a basis for the executive’s right to initiate a qualifying termination;

•	in the event of a qualifying termination, eliminate Radian Asset Assurance’s option to continue to provide insurance coverage to the executive (for a period of 36 months) and require that the associated cost to Radian Asset Assurance of such coverage be paid to the executive in cash;

•	expand the definition of “confidential information” and “trade secrets” to prohibit the executive from divulging information related to any affiliate of Radian Asset Assurance;

•	condition the timing of any payment under the agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and

•	provide that any amount due to the executive under the agreement shall be offset against any amount otherwise due to the executive in connection with a change of control of Radian Group Inc.

Other than as discussed above, the new change of control agreement does not modify or otherwise change the amount to which Mr. Cooke would be entitled in the event of a change of control of Radian Asset Assurance. A copy of the new change of control agreement is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 as if fully set forth herein. Radian’s board of directors approved the new agreement upon the recommendation of the Compensation and Human Resources Committee of the board.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure provided in Item 1.01 above is incorporated by reference into this Item 1.02 as if fully set forth herein.

The change of control agreement between Radian Asset Assurance Inc. and Stephen Cooke dated February 7, 2006 was terminated on June 26, 2006, effective upon execution of the new change of control agreement as discussed in Item 1.01 above. Radian did not incur any termination penalties in connection with termination of the change of control agreement. The terminated change of control agreement is filed as Exhibit 10.3 to Radian’s Current Report on Form 8-K dated February 7, 2006 and is incorporated into this Item 1.02 as if fully set forth herein.

Item 8.01.	Other Events.

Revised Ratings Outlook

On June 29, 2006, Standard & Poor’s affirmed the AA financial strength rating, and revised its outlook upward to stable, for Radian Asset Assurance Inc., the principal financial guaranty subsidiary of Radian Group Inc. (“Radian”). S&P also affirmed Radian’s A credit rating and revised its outlook for Radian upward to stable.

We expect that S&P also will be commenting shortly on the rating and outlook of Radian Asset Assurance Limited, an insurance subsidiary of Radian Asset Assurance authorized to conduct financial guaranty business in the U.K. (“RAAL”). Accordingly, S&P’s financial strength rating for RAAL remains AA with a negative outlook at this time. S&P’s financial strength ratings for Radian’s mortgage insurance subsidiaries continue at AA with a stable outlook.

Extension of Option – Financial Services

Background

Our financial services segment includes the credit-based businesses conducted through our affiliates, Credit-Based Asset Servicing and Securitization LLC and Sherman Financial Services Group LLC (“Sherman”). As previously disclosed, on June 24, 2005, we entered into agreements to restructure our ownership interest in Sherman. As part of the restructuring, we and Mortgage Guaranty Insurance Corporation (“MGIC”) each agreed to sell a 6.92% interest in Sherman to a new entity controlled by Sherman’s management team, thereby reducing our ownership interest and MGIC’s ownership interest to 34.58% for each of us. In return, the new entity controlled by Sherman’s management team paid approximately $15.65 million to us and the same amount to MGIC and agreed to reduce significantly its maximum incentive payout under its annual incentive plan for periods beginning on or after May 1, 2005.

In connection with the restructuring, we and MGIC each also paid $1 million for each of us to have the right to purchase, on July 7, 2006, an additional 6.92% interest in Sherman from the new entity controlled by Sherman’s management team for a price intended to approximate current fair market value.

Extension of Option

On June 27, 2006, Sherman agreed to extend the date on which we and MGIC each have the right to purchase an additional 6.92% interest in Sherman from July 7, 2006 to July 21, 2006.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

+10.1	Change of Control Agreement between Radian Asset Assurance Inc. and Stephen Cooke, dated June 26, 2006

+	Management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: June 29, 2006	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel

EXHIBIT INDEX

Exhibit No.	Description
+10.1	Change of Control Agreement between Radian Asset Assurance Inc. and Stephen Cooke, dated June 26, 2006

+	Management contract.